Exhibit 23
     Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140442) of Harris Stratex Networks, Inc. dated February 5, 2007 of our report dated August 16, 2007, with respect to the consolidated financial statements and schedule of Harris Stratex Networks, Inc. included in the Annual Report on Form 10-K for the year ended June 29, 2007.
/s/ Ernst & Young LLP

Raleigh, North Carolina
August 21, 2007